Exhibit 23.5

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Registration Statement of Sonida Senior Living, Inc. our report dated December 17, 2024, relating to the Combined Carve-Out Financial Statements of the Palm Communities (A Carve-Out of Principal Senior Living Group) as of and for the year ended December 31, 2023, appearing in Sonida Senior Living, Inc.’s Amendment No. 1 to the Current Report on Form 8-K filed on December 17, 2024.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, P.C.
Dallas, Texas

December 17, 2025